Exhibit H

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A/A of our report dated January 5, 2026, relating to the financial statements of Forte Investment Fund, LLC and Subsidiary appearing in this Regulation A Offering Statement.

/s/ Duner and Foote
Irvine, California
January 29, 2026